AGREEMENT
This Agreement is entered into

BETWEEN

Apollo Hospitals Enterprises Ltd. ("AHEL"), a Company incorporated under the Companies Act, 1956 and having its Registered Office at Greams Road, Chennai India, represented by its President - Corporate Development, Mr. Anil K. Maini and hereinafter referred to as "AHEL"; which expression shall unless repugnant to the context mean and include its successors and assigns of the ONE PART;

AND

Mr. Amir Ettehadieh, residing at Beverly Hills, CA., Managing Director of a Company called "Global Health Voyager" having their principal place of business at 340 North Camden Dr., Suite 302, Beverly Hills, CA. 90210, and hereinafter referred to as "Health Care Facilitator" which expression shall unless repugnant to the context mean and include his / her legal heirs, legal representatives, executors and assigns of the OTHER PART; WHEREAS

1.	AHEL is a well-known Company running multi-specialty hospitals in India and is a pioneer in the field of Medicare.

2.
The Health Care Facilitator is engaged in business of running a Health Care Information Centre in the United States of America and is desirous of marketing the hospital facilities of AHEL/Apollo Group in that Area/Region.

3.
AHEL herein is desirous of promoting and expanding its business activities and with the said objective is endeavoring to increase the patient referral for treatment in its hospital in New Delhi in India hereinafter to as the "Said Hospital(s)"for various ailments suffered by the patients.

4.
For the said purpose, AHEL has appointed the said Company as its Health Care Facilitator in the United States of America with effect from November 1, 2010 for a period of one year upon terms and conditions stipulated herein below.

NOW THIS AGREEMENT WITNESSES THAT

1.      Scope

This Agreement envisages the promoting and developing by the Health Care Facilitator of the Hospital business of AHEL by referring patients from overseas to be treated at AHEL/Associate Hospital(s).

2.      Period

This Agreement shall commence from November 1, 2010 and shall be effective for a period of one year.

3.      Patient Referral and Payment Procedure

(a)
The Health Care Facilitator shall assimilate details of the medical history of the patients to be referred for treatment to the said Hospital(s) and confirm the same by a report authenticated by the patient's local Doctor.

(b)
This report shall be forwarded at least 4 days prior to the arrival of patient to the Hospital. The hospital will ensure verification of the same by the Doctor in charge of treating the patient and send its observations / comments, if any, to the Health Care Facilitator within 2 working days of receipt of the report along with the cost estimate for the treatment required by the patient.

(c)	Upon completion of treatment of the patient(s), the said Hospital(s) shall charge the patient directly and provide bill to the patient(s) for the treatment given to them.

(d)	The said Hospital(s) has the discretion to insist upon payment of such expenses & settlement of the bills incurred by the patient before the treatment.

(e)	The said Hospital(s) has the discretion to insist upon advance payment of such expenses by the patient before the treatment.

4.     Mandates and Obligations of AHEL

(a)	The treatment shall be extended by the said Hospital(s) to patients referred by the Health Care Facilitator on terms and tariff normally charged by the said Hospital(s) from time to time.

(b)
The said Hospital(s) shall provide extra medical facility and cross referral to the patient if so advised by the Doctor In charge of the specific patient whose decision in this regard shall be final and binding on the patient.

(c)
The bills pertaining to usage of the above facilities of the Hospital for the sake of the patient or by the patient shall be paid by the patient.  If these bills are not met by the patient(s), the Health Care Facilitator will assist AHEL to obtain payment from the patient and account the same to the said Hospital(s).

(d)	AHEL shall cause the said Hospital(s) to provide computerized bill for the entire treatment package to the patient in original.

(e)
Where the patient referred to, after commencement of treatment declines to continue or have the treatment for any reason not due to any fault of the said Hospital(s), the advance payment made by the patient/Health Care Facilitator for such treatment shall be returned after adjusting actual expenditure incurred up to the time of stopping the treatment

5.  Obligations and Averments of the Health Care Facilitator

(a)	The Health Care Facilitator shall refer patients to AHEL/Associate Hospital(s) through referrals from overseas.

(b)
At least 4 days prior to sending the patient to the said Hospitals for treatment, the Health Care Facilitator shall ensure procurement of complete health details of the patient and forward the same to the said Hospitals).

(c)	It shall be the sole responsibility of the Health Care Facilitator to assist procurement of local approvals / permits for sending the patient as also his return to the hometown.

(d)
The Health Care Facilitator shall ensure that the patient(s) and accompaniment abide by all rules and regulations of the said Hospital(s) and also do not infringe any laws of India during the period of treatment.

(e)	The Health Care Facilitator agrees not to use the name "Apollo" or its logo in any manner in connection with his business without the prior written approval of AHEL.

(f)	The Health Care Facilitator shall maintain their premises with proper standards throughout the period of contract.

(g)	The Health Care Facilitator shall not be eligible for any other payment by AHEL except service charge as per clause 6.

(h)	The Health Care Facilitator shall obtain prior permission from AHEL before advertising its name on any promotional material.

6.    Service charge to the Health Care Facilitator

(a). For the services provided by the Health Care Facilitator under this Agreement, they shall be paid a service charge of 10% (Ten Percent) of the total bill.

(b) No Service charge shall be paid for patients directly undergoing treatment with AHEL who are not referred by the Health Care Facilitator.

(c) The said service charge shall be paid within a period of 30 working days on a monthly basis.

(d) No Service charge shall be paid for patients who have not settled the bills incurred by them at the said Hospital(s).

7.    Exclusion of Liability

(a)	AHEL or the said Hospital(s) shall not be liable for death of patient despite proper treatment.

(b)	Improper response to the treatment by the patient, which would entail sending him back to their hometown.

(c)
AHEL or the said Hospital(s) shall not be liable for any complication that may arise during treatment resulting in death, permanent/temporary disablement of the patient for which proper care was taken by the said Hospital(s) Doctors in the normal course.

(d)	AHEL shall not be bound by any act or omission, which is done beyond the scope of this Agreement by the Health Care Facilitator.

(e)	In case of any consumer complaints by any patients against AHEL, the Health Care Facilitator shall assist AHEL in settling/defending the complaints.

8.    Renewal

This Agreement may be renewed at the option of AHEL for such further period and on such terms as the Parties may agree at the time of renewal.

9.    Termination

(a)	This Agreement may be terminated at the option of AHEL by giving 30 days written notice to the Health Care Facilitator upon breach of any terms of this Agreement by the Health Care Facilitator.

(b)	AHEL and the Health Care Facilitator shall have the right to terminate the Agreement by giving to the other 30 days written notice without assigning any reason.

10. Nothing contained or implied herein constitutes a party, the partner, agent or trustee of the others or create any partnership. Agency and Trust and relationship between the parties herein shall be strictly construed as that intended herein.

11. Governing Law & Jurisdiction.

This Agreement and the parties therein shall be governed by laws of India and all disputes arising out this Agreement subject to jurisdiction of Courts in city of New Delhi, India only

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day, month and year herein below written in the presence of: -

Anil K. Maini	Amir Ettehadieh

/s/ Anil K. Maini	/s/ Amir Ettehadieh
AHEL	GLOBAL HEALTH VOYAGER
NEW DELHI, INDIA.	HEALTH CARE FACILITATOR
USA
WITNESSES:
1.	2.